UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): May 15, 2022
COMSTOCK RESOURCES, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	001-03262	94-1667468

(State or other jurisdiction incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
5300 Town and Country Boulevard
Suite 500
Frisco, Texas 75034
(Address of principal executive offices)
(972) 668-8800
(Registrant's Telephone No.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.50 (per share)	CRK	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02    Termination of a Material Definitive Agreement.
On May 15, 2022 (the "Redemption Date"), Comstock Resources, Inc. (the "Company") completed the previously announced redemption of all $244.4 million outstanding aggregate principal amount of its 7.50% senior notes due 2025 (the "2025 Notes"). The 2025 Notes were issued pursuant to an Indenture dated as of May 3, 2017 as supplemented by the Supplemental Indenture, dated July 16, 2019, and the Supplemental Indenture, dated July 16, 2019 (as further amended, supplemented or modified to date, the "Indenture"), by and among the Company, each of the subsidiary guarantors party thereto and American Stock Transfer & Trust Company, LLC, as successor trustee. The 2025 Notes were redeemed at a redemption price equal to 101.875% of the principal amount outstanding plus accrued and unpaid interest on the outstanding principal amount up to, but excluding, the Redemption Date, resulting in a payment of $258.1 million (the "Redemption Price"). As a result, the Indenture was satisfied and discharged and the Company and the subsidiary guarantors have no further obligations under the 2025 Notes, the related guarantees or the Indenture. The Company funded the Redemption Price using borrowings on its bank credit facility and cash on hand.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

COMSTOCK RESOURCES, INC.

Dated: May 16, 2022	By:	/s/ ROLAND O. BURNS
Roland O. Burns
President and Chief Financial Officer